                                   EXHIBIT 99.1
NYSE:          OK
NASDAQ:        PINN
FOR RELEASE:   IMMEDIATE
DATE:          MARCH 19, 1999
CONTACTS:      OLD KENT FINANCIAL CORPORATION
                    INVESTOR: ALBERT T. POTAS             (616) 771-1931
                    MEDIA:    TANYA BERG                  (616) 771-4364

               PINNACLE BANC GROUP, INC.
                    JOHN J. GLEASON, JR.                  (630) 574-3550

                  OLD KENT TO ACQUIRE PINNACLE BANC GROUP
     -OLD KENT'S ILLINOIS PRESENCE TO GROW TO $4 BILLION IN DEPOSITS- -OLD KENT WILL RANK 5TH IN DEPOSIT MARKET SHARE IN THE GREATER-
                               CHICAGO AREA

     Grand Rapids, Michigan - David J. Wagner, Chairman, President and CEO of Old Kent Financial Corporation, and John J. Gleason, Jr., Vice Chairman and CEO of Pinnacle Banc Group, Inc., announced today that they have signed a definitive agreement for the merger of Pinnacle Banc Group into Old Kent.

     Pinnacle Banc Group, Inc. is a bank holding company headquartered in the Chicago suburb of Oak Brook, Illinois, with assets of $1.1 billion and deposits of $0.9 billion at December 31, 1998. Pinnacle's banking subsidiaries operate from 16 locations with 13 branches in the Chicago metropolitan area. These are located in Cicero, Chicago, Oak Park, Harvey, Berwyn, North Riverside, LaGrange Park, Westmont, Niles, Batavia, Elburn and Warrenville. Pinnacle also has 3 locations in the Quad-Cities area of western Illinois.

     Mr. Wagner stated, "We've always held Pinnacle Banc Group in high regard and are very pleased by this affiliation. The Gleason family's leadership has been a very positive influence in that organization as well as the communities they've served for many years."

     Mr. Wagner continued, "Pinnacle Banc Group will further expand and strengthen our Chicago area franchise, moving Old Kent to 5th in deposit share in that market. Pinnacle's locations will complement our existing Chicago area presence and enable us to market Old Kent's broad array of retail and commercial financial products and services to new customers in these attractive Illinois communities."

     Mr. Gleason said, "Old Kent has become a high performance financial services competitor in the Chicago area market. We view this transaction as beneficial to Pinnacle Banc Group's shareholders and customers. Old Kent will bring in expanded value-added financial services, which we believe is in the best interests of our customers."

                                 - more -

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     The merger is subject to the customary approvals by Pinnacle Banc Group shareholders and by the regulatory authorities. This transaction, along with Old Kent's currently pending acquisition of CFSB Bancorp, a $900 million organization based in Lansing, Michigan, is expected to be completed during the third quarter of 1999. Old Kent's management believes that both of these acquisitions will be accretive to earnings in the year 2000 without factoring in anticipated revenue enhancements.

     The merger is intended to be structured as a "pooling-of-interests" for accounting purposes and as a tax free exchange of shares. Pinnacle Banc Group, Inc. shareholders will receive 5.4 million shares of Old Kent stock, using an exchange ratio of 0.717 for each share of Pinnacle Banc Group, Inc. ($32.27 per share based on Old Kent's closing price on March 18, 1999). Old Kent anticipates approximately $16 million of one-time merger related charges. Old Kent expects annual cost savings of $9 million, about 30% of Pinnacle's expense base, to result from the merger. Based on the current market value of Old Kent stock, the total value of the transaction would be $243 million. The combined company is expected to have a market capitalization of $5 billion.

     Mr. Gleason stated that Pinnacle Banc Group, Inc. terminated the remainder of its 1999 stock repurchase program announced on January 20, 1999. Through March 19, 1999, Pinnacle had reacquired 60,400 shares under that program.

     Old Kent's stock repurchase program is not affected by this proposed transaction. This program was authorized in June 1998. Through March 19, 1999, the Corporation had repurchased approximately 4.5 million shares of Old Kent Common Stock, or 75% of the total 6 million shares authorized for reacquisition. Under this program, shares intended for anticipated future stock dividends are reacquired ratably on a quarterly basis. Also, shares intended for reissue in connection with dividend reinvestment and employee stock plans are reacquired quarterly as needed to maintain shares reserved for those purposes at a level consistent with anticipated permissible needs. At March 19, 1999, Old Kent had remaining authorization to repurchase approximately 1.5 million shares of its stock over the next four months.

     Old Kent is a financial services company headquartered in Grand Rapids, Michigan, with a 40 year history of consecutive increases in annual per share earnings and dividends. It operates 235 banking offices in Michigan, Illinois, and Indiana as well as over 140 mortgage lending sites throughout the United States. At December 31, 1998, Old Kent assets totaled $16.6 billion.

                                   # # #


The following Summary Financial Data is part of this press release.

                          Summary Financial Data


                                            OLD KENT              PINNACLE
                                        -----------------     -----------------

                                        DECEMBER 31, 1998     DECEMBER 31, 1998
                                        -----------------     -----------------
Earnings Summary:
Basic Earnings Per Share                          $1.86                $1.96
Diluted Earnings Per Share                        $1.84                $1.95
Net Income                                 $198,798,000          $14,681,000


Balance Sheet Data (in millions):
Total Loans                                    $  8,884              $   541
Total Deposits                                   12,940                  884
Total Assets                                     16,589                1,146
Shareholders' Equity                              1,135                  117


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                        FORWARD LOOKING STATEMENTS

This news release contains certain estimates and projections for Old Kent Financial Corporation, Pinnacle Banc Group, Inc. and the combined company following the merger, including estimates and projections related to cost savings, revenue enhancements and accretion that may be realized from the merger, and certain merger-related charges expected to be incurred in connection with the transaction. These estimates and projections constitute forward-looking statements which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to:
(1) expected cost savings from the merger might not be fully realized or realized within the expected time frame; (2) revenues following the merger may be lower than expected; (3) competitive pressures among depository institutions may increase significantly; (4) costs or difficulties related to the integration of the business may be encountered; (5) changes in the interest rate environment may reduce net interest income; (6) general economic conditions may deteriorate, either nationally or in the states in which the combined company will be doing business; and (7) legislation or regulatory changes may adversely affect the businesses in which the combined company would be engaged.